UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2008

Federal Home Loan Bank of Indianapolis

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51404

Federally Chartered Corporation	35-6001443
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8250 Woodfield Crossing Boulevard

Indianapolis, IN 46240

(Address of principal executive offices, including zip code)

(317) 465-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (“Board”) of the Federal Home Loan Bank of Indianapolis (“Bank”) has reviewed the Bank’s compensation philosophy and recent consultant studies for the purpose of ensuring that the Bank is effectively recruiting, promoting and retaining competent employees and management talent for the Bank and doing so at a reasonable and competitive level. Commencing in 2007 the Board engaged Towers Perrin, and then AON Consulting and McLagan in 2008, to assist the Bank in updating its salary and benefit philosophy. This review has now been completed. Based on the consultants’ studies and recommendations, with input from management, the Board has determined to restructure the Bank’s executive compensation and benefits arrangements, including those of the Bank’s named executive officers (“NEOs”). As identified in the Bank’s Annual Report on Form 10-K as of December 31, 2007, the following persons are the Bank’s NEOs: Milton J. Miller, II, President and Chief Executive Officer; Brian K. Fike, Senior Vice President—Member Services; Paul J. Weaver, Senior Vice President—Chief Accounting Officer; Jonathan R. West, Senior Vice President—Administration, General Counsel & Corporate Secretary, Cindy L. Konich, Senior Vice President—Chief Financial Officer; and Douglas J. Iverson, Senior Vice President—Director of Marketing. Mr. Fike retired from the Bank on February 29, 2008.

The salary and benefit benchmarks used by the Bank for determining appropriate and competitive salary and benefits have been updated and are now based on a primary peer group of regional/commercial banks. The secondary peer group for benchmarking purposes includes the twelve Federal Home Loan Banks, with a subset of “non-metro” Federal Home Loan Banks. The compensation philosophy will approximately target the median market level of the salary and benefits benchmarks.

The Bank’s defined benefit retirement plan through Pentegra (“Retirement Plan”) is being amended, effective for all employees hired on and after July 1, 2008, to provide a reduced benefit. Current employees, including the NEOs, will be grandfathered under the terms of the Retirement Plan currently in effect.

Consistent with the updated compensation benchmarks, an adjustment is being made to the base salary for President and Chief Executive Officer, Milton J. Miller, II, effective December 24, 2007, retroactively increasing his annual base salary to $500,006. Additionally, Mr. Miller’s opportunity under the Bank’s executive short-term incentive plan (“STI”) for the 2008 year will be 30% of annual base salary for a threshold award, 50% of base salary for a target award and 70% of base salary for the maximum award. Previously, Mr. Miller had a maximum award opportunity for 2008 under the STI of 50% of base salary.

The percent of annual base salary incentive opportunity for other NEOs participating in the STI is being adjusted for 2008 as well, and will be 20% of annual base salary for a threshold award, 30% of base salary for a target award and 40% of base salary for the maximum award under the STI for 2008. Previously, the other NEOs had a maximum award opportunity for 2008 under the STI of 35% of base salary.

Also consistent with the compensation and benefits study, the Board has determined to implement a long term incentive plan (“LTI”) in which all current NEOs and other select managers, will be eligible to participate. The LTI is a performance-based incentive plan with rolling three-year performance periods, with a new performance period beginning each year. Benefits are earned and vested only if three-year performance goals are met and the participant remains employed by the Bank on the last day of the three-year performance period. Performance goals are set at threshold, target and maximum award levels, based on a percentage of the participant’s salary at the beginning of the applicable performance period. For 2008, the potential LTI awards, payable in 2011, are based on each participant’s annual salary, and are shown in the following table:

2008 – 2010 Long Term Incentive Plan
Eligible Participants	Threshold	Target	Maximum
President and Chief Executive Officer	15%	30%	45%
Senior Vice Presidents	10%	20%	30%

Earned and vested benefits are paid in cash no later than two and one-half months after the end of each three-year performance period, or may be deferred, at the participant’s election, under the Bank’s Supplemental Executive Thrift Plan (“SETP”). Amounts earned under the LTI are not includable in a participant’s compensation for purposes of determining benefits under any other plans sponsored by the Bank, including the Retirement Plan. With the exception of the President and Chief Executive Officer’s award opportunity, which is determined by the Board based on a recommendation from the Executive/Governance Committee, the LTI will be administered by the Board’s Human Resources Committee. Eligibility of NEOs to receive awards under the LTI is conditioned on the NEOs signing a Non-Solicitation and Non-Disclosure Agreement with the Bank.

An amendment to the SETP is being adopted, which will permit participants to elect to defer amounts earned under the LTI plan under the SETP and receive payment at a later date in accordance with the terms of the SETP.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Indianapolis

Date: June 18, 2008	By:	/s/ JONATHAN R. WEST
Jonathan R. West
Senior Vice President - Administration, General Counsel and Corporate Secretary

Date: June 18, 2008	By:	/s/ MICHAEL R. BARKER
Michael R. Barker
Senior Vice President - Chief Risk Officer